Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2020, with respect to the consolidated financial statements of Jagged Peak Energy Inc. incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Parsley Energy, Inc. for the registration of 7,973,117 shares of its Class A common stock.

/s/ Ernst & Young LLP

Denver, CO

April 22, 2020